Exhibit 99

MutualFirst Financial, Inc. Declares Cash Dividend

MUNCIE, Ind., Feb. 13, 2020 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $.20 per share for the first quarter of 2020. The dividend will be payable on March 27, 2020 to shareholders of record on March 13, 2020.

David W. Heeter, President and Chief Executive Officer said, "We believe dividends are an important part of creating shareholder value. Continued strong performance momentum allows us this opportunity."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, (765) 747-2880